UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2014

KANDI TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices)

(86-579) 8223-9700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2014, Kandi Technologies Group, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Buyers”) pursuant to which the Company will sell to the Buyers, in a registered direct offering, an aggregate of 4,127,908 units, (the “Units”) each consisting of one share (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”) and 0.18 warrants to purchase a share of our Common Stock (the “Warrants”), at a purchase price of $17.20 per share, for aggregate gross proceeds to the Company of $71,000,000.00, before deducting fees to the placement agent and other estimated offering expenses payable by the Company. At the initial closing, the Company shall issue Units consisting of an aggregate of 4,127,908 shares of our Common Stock and Warrants initially exercisable into an aggregate of up to 743,024 shares of our Common Stock.

In addition, each Buyer that purchases at least $30 million in the initial offering of Shares and Warrants (each, a “Major Buyer”) will have an option to purchase its pro rata share of up to a $30 million additional Units, at one or more additional closings, at the purchase price of $17.20 per share for a period commencing after the initial closing date and ending on November 17, 2014.

Assuming the Major Buyers fully exercise their rights to purchase additional Units at such additional closing or additional closings, as applicable, the Company shall have issued, in the aggregate, Units consisting of an aggregate of 1,744,186 shares of our Common Stock and Warrants initially exercisable into an aggregate of up to 313,954 shares of our Common Stock,

The Warrants have a term of 17 months and are exercisable by the holders at any time after the date of issuance, or the applicable closing date, at an exercise price of $21.50 per share. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to an adjustment upon the occurrence of certain events, including, but not limited to, stock splits or dividends, business combinations, sale of assets, similar recapitalization transactions, or other similar transactions. The exercise price of the Warrants is subject to adjustment in the event that the Company issues or is deemed to issue shares of our Common Stock for less than the applicable exercise price of the Warrants. The exercisability of the Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% of our Common Stock.

Pursuant to the terms of the Purchase Agreement, the Company and the Buyers have agreed that: (i) subject to certain exceptions, the Company will not, within the sixty (60) trading days following the initial closing of this financing transactions enter into any agreement to issue or announce the issuance or proposed issuance of any securities; (ii) for a period of 12 months, the Company will not enter into an agreement to effect a “Variable Rate Transaction,” as that term is defined in the Purchase Agreement; and (iii) if the Company issues securities within the 12 months following the initial closing, the Buyers shall have the right to purchase up to 30% of the securities on the same terms, conditions and price provided for in the proposed issuance of securities.

FT Global Capital, Inc. (“FT Global Capital”) acted as the exclusive placement agent in connection with this offering pursuant to the terms of a placement agent agreement, dated August 11, 2014, between the Company and FT Global Capital (the “Placement Agent Agreement”). Pursuant to the Placement Agent Agreement, the Company agreed to pay FT Global Capital a cash fee equal to five percent (5%) of the aggregate proceeds received by the Company from the sale of its securities to investors introduced to the Company by FT Global Capital. FT Global Capital is also entitled to additional tail compensation for any financings consummated within the 12-month period following the termination of the Placement Agent Agreement to the extent that such financing is provided to the Company by investors that FT Global Capita had introduced to the Company. In addition to the cash fees, the Company agreed to issue to the Placement Agent warrants to purchase an aggregate of up to 5% of the aggregate number of shares of our Common Stock sold in the offering (the “Placement Agent Warrants”). The Placement Agent Warrants shall generally be on the same terms and conditions as the Warrants, provided that (i) the Placement Agent Warrants have an exercise price of 120% of the purchase price, and (ii) the Placement Agent Warrants shall not be exercisable for a period of six months from the initial closing date and shall be exercisable for 17 months thereafter.

The Shares, the Warrants, the Placement Agent Warrants and our Common Stock issuable upon exercise of the Warrants and the Placement Agent Warrants are being offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission on June 20, 2014 and was declared effective on August 6, 2014 (File No. 333-196938).

The foregoing description of the Purchase Agreement, the Placement Agent Agreement and the form of Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 4.1, respectively, and are incorporated herein by reference. Readers should review such agreements for a complete understanding of the terms and conditions associated with these transactions.

Item 8.01 Other Events

On August 29, 2014, the Company issued a press release announcing the offering, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Title or Description
4.1	Form of Warrant
5.1	Opinion of Pryor Cashman LLP
10.1	Form of Securities Purchase Agreement
10.2	Placement Agent Agreement
23.1	Consent of Pryor Cashman LLP (included in Exhibit 5.1)
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KANDI TECHNOLOGIES GROUP, INC.

Date: August 29, 2014	By: /s/ Hu Xiaoming
Hu Xiaoming
Chief Executive Officer